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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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
[ ]  Preliminary Proxy Statement               [ ]  Confidential, for use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
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[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Venator Group, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                              [VENATOR GROUP LOGO]

                                                                   June 28, 1999

Dear Fellow Shareholder:

     Your Board of Directors and management, as detailed in our earlier letter, have successfully designed and implemented a strategic business plan that has turned your Company into a global athletic/lifestyle specialty retailer. This effort is now paying off, with Venator's stock price up substantially in the current fiscal year and with you -- as a Venator shareholder -- reaping the rewards of our corporate transformation.

     Despite this, dissident shareholder Greenway Partners is seeking to place four of its designees on your Company's Board at this year's annual meeting. In its zeal to obtain your vote, Greenway has attacked Venator and the value of your shares. What Greenway chooses to ignore is the real story about today's Venator.

          VENATOR'S CURRENT FISCAL YEAR: STOCK PRICE UP MORE THAN 80%!

     On January 29, 1999, the last day of Venator's most recently completed fiscal year, Venator's stock closed at $5.125. In the five month period since the start of the current fiscal year, Venator's stock price has INCREASED BY MORE THAN 80%. As shown in the following table, this stock price improvement is almost double that of our nearest industry peer:

                                           JUNE 25,   JANUARY 29,
                                             1999        1999         CHANGE
                                           --------   -----------    --------
          1. VENATOR GROUP.............    $9.3125     $      5.125      81.7%
          2. Footstar..................    36.00             25.3125     42.2%
          3. The Finish Line...........    11.00              9.1875     19.7%
          4. The Sports Authority......     4.375             4.0625      7.7%
          5. Just For Feet.............     6.0313           15.00    -(59.8)%

     During the same five month period, while the market value of Venator's shares was increasing by more than 80%, the S&P 500 Index was increasing by less than 3% and the S&P Retail Stores Composite Index was unchanged.

     While your Company's market price has improved dramatically, the job is far from done. Our attention is now focused on where we go from here, and we are fully committed to continuing to improve your Company's performance.
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                          WHAT THE ANALYSTS ARE SAYING

     This is an exciting time in our industry, with a full season of professional basketball in the United States starting in the Fall and worldwide interest in the 2000 Summer Olympics. Your experienced Board of Directors and management team are confident that Venator is very well positioned to benefit from improving market conditions -- and we are not the only ones who see it that way. This is what the analysts are saying:

     - "It is our opinion that Venator, with its Foot Locker, International, Champs and Eastbay concepts is well positioned for a turn in athletic footwear. This reflects, in part, [Venator's] many distribution points, making it a valuable partner to manufacturers." Mark Friedman, Merrill Lynch, May 27, 1999

     - "A major goal of [Venator's] management in recent years has been to modernize the once archaic Foot Locker chain. During the past two years, 2,300 properties have been either remodeled, relocated, or newly opened, representing 38% of all Foot Locker units...The results of remodeling efforts have been impressive." Donald Trott, Brown Brothers Harriman, March 12, 1999

     - "[Venator's] sales should also benefit from industry wide advertising expenditures and publicity associated with a return of a full NBA season in 1999 after the lockout of the fall of 1998 in addition to the 2000 Olympics...The reductions of unprofitable stores and elimination of several formats should improve [Venator's] overall productivity level..." Jeffrey Feiner, Lehman Brothers, May 26, 1999

     - "...we remain confident in our opinion that [Venator] is well positioned for an athletic industry turn around. An improving environment and a focus on better merchandising in the stores could potentially lead to a significant earnings recovery." Mark Friedman, Merrill Lynch, June 10, 1999

                         THE KEY ISSUES: CREDIBILITY AND VALUE

     Your vote at the upcoming annual meeting is extremely important to the future of your Company and the value of your investment. The choice, as we see it, is clear. Several years ago, Venator's Board of Directors and management undertook an ambitious and comprehensive restructuring plan which, we believe, has proven to be successful. As shown above, since the start of our current fiscal year Venator's stock has significantly outperformed our industry peers, as well as the S&P 500 Index and the S&P Retail Stores Composite Index.

     OUR PLAN HAS CREDIBILITY AND OUR PLAN IS PRODUCING VALUE. It is being administered by a first class management team under the guidance of an experienced, dedicated and independent Board of Directors. The current directors -- including our nominees -- are all proven leaders with demonstrated management skills and a record of commitment to shareholders.
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     We ask you to contrast the experience and qualifications of our nominees with those of Greenway's nominees -- three of whom currently are either officers of Greenway or one of its controlled companies and one of whom currently is a limited partner of Greenway. We see no reason to have Greenway's four self-proclaimed "watchdogs" on your Board and believe they would only prove disruptive. Don't let Greenway divert management and the Board from continuing to generate value for all shareholders by completing the implementation of our business plan.
                            ------------------------

     WE NEED YOUR SUPPORT TO CONTINUE IMPLEMENTING OUR BUSINESS PLAN AND PROVIDING YOU WITH THE VALUE YOU DESERVE. PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. WE ALSO URGE YOU NOT TO VOTE ON ANY PROXY CARD THAT MAY BE FURNISHED BY GREENWAY.

     If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at 1-888-750-5834.

     We thank you for your continued trust and support.

Sincerely,

/s/ Roger N. Farah                         /s/ Dale W. Hilpert
ROGER N. FARAH                             DALE W. HILPERT
Chairman of the Board and                  President and
Chief Executive Officer                    Chief Operating Officer

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Note: Permission to quote from the analysts' reports cited in this letter has been neither sought nor obtained.
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                                   IMPORTANT

     If your shares are held in your own name, please sign, date and return the enclosed WHITE proxy card today. If your shares are held in "Street-Name," only your broker or your bank can vote your shares. Please direct the person responsible for your account to execute on your behalf a WHITE proxy card with a vote FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

     We urge you not to sign any proxy card you may receive from Greenway Partners.

      If you have any questions or need assistance in voting your shares, please call:

                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                         CALL TOLL-FREE: (888) 750-5834
                 Banks and Brokers call collect (212) 750-5833